                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] Confidential, for Use of the
                                         Commission
                                               Only (as Permitted By Rule
                                            14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                         RATIONAL SOFTWARE CORPORATION
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                        RATIONAL SOFTWARE CORPORATION

                            --------------------

                        SUPPLEMENT TO PROXY STATEMENT

                            --------------------

                   FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD AUGUST 17, 2000

     This Supplement to Proxy Statement (the "Supplement") is being provided to stockholders for the purpose of updating information previously provided in the Proxy Statement (the "Proxy Statement") recently sent to stockholders in connection with the solicitation by the Board of Directors of Rational Software Corporation ("Rational" or the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on August 17, 2000. In particular, Rational would like to update Proposal 2 to include the following information.

     On July 13, 2000, subsequent to the mailing of the Proxy Statement, the Board of Directors of Rational declared a two-for-one Stock Dividend which would be effected by issuing as a dividend one additional share of Common Stock for each share of Common Stock outstanding (the "Stock Dividend"), subject to the approval of the stockholders of Rational (the "Stockholders") of Proposal 2 contained in the Proxy Statement. Stockholders are not being asked to vote on the Stock Dividend, but the Stock Dividend will not take place unless the authorized number of shares of Common Stock is increased as described in Proposal 2.

     In the event Stockholders approve Proposal 2 to increase the authorized number of shares of Common Stock, the Company will use a portion of the newly authorized Common Stock to effect the Stock Dividend. The Board of Directors believes that the proposed Stock Dividend will result in a market price that should be more attractive to a broader spectrum of investors. Based upon figures as of the Record Date, of the 500,000,000 shares of Common Stock which would be authorized if Proposal 2 is approved, 92,302,192 shares would be required to effectuate the Stock Dividend. The aggregate number of shares of Common Stock that may be sold under each of the Company's employee stock purchase and incentive stock option plans, and the exercise price of such options, will also be proportionately adjusted to reflect the Stock Dividend. For example, the Stock Dividend will have the effect of doubling the number of shares of Common Stock issuable upon the exercise of options under the Company's stock incentive plans, and of reducing by one-half the option price per share of such options. Readers should note that none of the share-related data in the Proxy Statement is adjusted to take into account the proposed Stock Dividend.

     The Board of Directors unanimously approved the Stock Dividend for the reasons stated above. Because the Stock Dividend would effectively double the number of outstanding shares of Common Stock and increase that number to an amount well in excess of 184,000,000 shares, an increase in authorized capital is required to make the proposed Stock Dividend possible. As a result, the Board conditioned the Stock Dividend on obtaining Stockholder approval of Proposal 2 relating to an increase in the Company's authorized capital. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board.

     No change in total stockholders' equity will result from the Stock Dividend. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $.01 for each share issued to effect the Stock Dividend and the company's capital in excess of par value account will be reduced by the same amount. After the Stock Dividend, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value due to the greater number of shares of Common Stock involved after the Stock Dividend. In addition, the Company will incur certain expenses in connection with the Stock Dividend, such as the cost of preparing and delivering to Stockholders new certificates representing additional shares.

     The Company has been advised that, based on current tax law, the Stock Dividend should not result in any gain or loss for Federal income tax purposes. The tax basis of every share held before the Stock Dividend will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisors.

     Rational requests that Stockholders take the additional information provided in this Supplement into consideration in making their votes. If a Stockholder desires to change his vote after reading this supplement or if you have any questions, the Stockholder should contact Investor Relations at (408) 863-4500 or by e-mail at ir@rational.com.


                                    By Order of the Board of Directors,

                                    Timothy A. Brennan
                                    Secretary

Cupertino, California
July 14, 2000